Exhibit 3.3

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

KORTH DIRECT MORTGAGE, INC.

(Document No. P190000466390)

AMENDMENT TO AMENDED CERTIFICATE OF DESIGNATION

OF

SERIES A 6% CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act (“FBCA”), KORTH DIRECT MORTGAGE INC., a Florida corporation (the “Corporation”), hereby adopts the following amendment to its Articles of Incorporation, as amended:

FIRST: The name of the Corporation is KORTH DIRECT MORTGAGE INC.

SECOND: On March 20, 2020, the Corporation filed with the Secretary of State of the State of Florida those certain Articles of Amendment to Articles of Incorporation of the Corporation, which Articles of Amendment included the Amended Certificate of Designation of the Corporation’s Series A 6% Cumulative Perpetual Convertible Preferred Stock (the “Series A Certificate of Designation.”

THIRD: In accordance with the terms of the Series A Certificate of Designation and other provisions of the Corporation’s Articles of Incorporation, as amended, as well as Section 607.0704, Florida Statutes, on June 24, 2021, holders of not less than two-thirds of the outstanding shares of the Corporation’s Series A 6% Cumulative Perpetual Convertible Preferred Stock approved the following amendments to the Series A Certificate of Designation.

1.	The proviso at the end of “RESOLVED” paragraph on the first page of the Certificate of Designation and the proviso at the end of Section 1 of the Series A Certificate of Designation be and hereby are deleted in their entirety and replaced with the following:

“; provided, however, that without the consent of the holders of the Series A Preferred Stock the Company may authorize and issue Mortgage Secured Notes, Senior Securities and shares of securities junior to or at parity with the Series A Preferred Stock and any other class or series of stock of the Company, with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Company as set forth below.”

2.	Section 2 of the Series A Certificate of Designation be and hereby is amended to include the following defined term in alphabetical order within Section 2:

“Senior Securities” means all series of Preferred Stock that, pursuant to their terms, are expressly senior in rights or liquidation preference to the Series A Preferred Stock and either or each of the dividend and redemption payments on such series of Preferred Stock are secured by specified assets of the Company.

3.       Section 3(f) of the Series A Certificate of Designation be and hereby is amended and restated in its entirety as follows:

“(f) Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors of the Company, may be declared and paid on the Common Stock, Senior Securities and any other class or series of capital stock ranking senior to, equally with or junior to the Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Preferred Stock shall not be entitled to participate in any such dividend.”

4.       That portion of the first sentence of Section 4(b) immediately preceding the first colon in that sentence shall be deleted in its entirety and replaced with the following:

“(b) So long as any shares of Series A Preferred Stock remain outstanding, and other than with respect to the authorization or increase in the authorized amount of Senior Securities (for which no affirmative vote or consent of the holders of Series A Preferred Stock shall be required), the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time outstanding shall be required to:”

5.       Section 8 of the Certificate of Designation be and hereby is amended and restated in its entirety as follows:

“The shares of Series A Preferred Stock shall rank junior, as to dividends and upon liquidation, dissolution and winding up, to the Senior Securities, and shall rank senior, as to dividends and upon liquidation, dissolution and winding up, to the Common Stock and any other class or series of Capital Stock of the Company now or hereafter authorized, issued or outstanding. The Company may authorize and issue additional Mortgage Secured Notes, shares or series of Senior Securities and shares or series of securities junior to or at parity with the Series A Preferred Stock without the consent of the holders of the Series A Preferred Stock.

IN WITNESS WHEREOF, these Articles of Amendment to the Articles of Incorporation of Korth Direct Mortgage Inc. and Amended Certificate of Designation of Series A Preferred Stock have been duly executed by a duly authorized officer of the Company on June 25, 2021.

KORTH DIRECT MORTGAGE INC.

By:	/s/ Holly C. MacDonald-Korth
Holly C. MacDonald-Korth
President and Chief Financial Officer